Exhibit 10.21

TRIVASCULAR

11 December 2009

Lou Molinari

Dear Lou:

I am pleased to confirm your promotion to Vice President, Manufacturing Operations, effective today at TriVascular, Inc. (“TriVascular”), reporting to me.

Pay. The salary for this position is $14,350 per month less all applicable deductions, paid biweekly in accordance with TriVascular’s standard payroll practice.

Stock Option. Subject to approval by the Board of Directors, it is our intention to offer you additional options in our TriVascular Stock Option Plan (the “SOP”). Pursuant to the SOP, TriVascular would grant you an incentive stock option to purchase 100,000 shares of common stock of TriVascular at a price to be approved by the Board. This grant would be made in a Stock Option Agreement that would contain the complete terms of the grant, and your execution of the Stock Option Agreement is a condition of the grant.

Normal Vesting Schedule. Your option described in the previous paragraph (the “Offer Letter ISO”) can be exercised only to the extent that it is vested. Initially none of the Offer Letter ISO will be vested, but it will become vested as to 25,000 shares of TriVascular common stock on the one-year anniversary of the vesting start date, which is the date of this letter. The remaining 75,000 shares of TriVascular common stock at a rate of 2,083 1/3 shares per month for a period of thirty-six months, commencing with the thirteenth calendar month after the vesting start date. Vesting ceases immediately in the event of termination of your employment. Unless and until an initial public offering takes place, stock that is issued to you upon exercise of vested option rights under the Offer Letter ISO will be subject to substantial restrictions on transfer, including a right of first refusal applicable to some transfers and an option to purchase applicable to others, subject to limited exceptions for transfers to family members.

All other terms and conditions from your original offer letter continue to apply. However, you will also be entitled to the conditions under the TriVascular Management Employment Addendum that covers such matters as Accelerated Vesting and Severance Benefits and will be executed separately.

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I am exceptionally pleased with the contribution you have made to TriVascular since we started, and I look forward to the continued success and growth we have seen to date. I am confident your commitment to product and process quality, and to our overall program goals, will serve us well as we move through our clinical and commercialization stages.

Sincerely,

/s/ Michael Chobotov

Michael Chobotov President/CEO

TriVascular, Inc.

TRIVASCULAR

April 1, 2008

Mr. Lou Molinari

Dear Lou:

I am pleased to offer you the position of Director of Manufacturing Engineering and Process Development at TriVascular2, Inc. (“TriVascular2”), reporting to me on an interim basis.

Pay and Benefits. The salary for this position is $12,916.67 per month less all applicable deductions, paid biweekly in accordance with TriVascular2’s standard payroll practice, You will be entitled to the TriVascular2 benefits package outlined on the attached sheet.

At Will Employment, Your employment with TriVascular2 is “at will”, This means that you may leave TriVascular at any time, for any reason, with or without notice and with or without cause and that TriVascular may terminate your employment at any time, for any reason, or no reason, with or without notice and with or without cause.

Stock Option, Subject to approval by the Board of Directors, it is our intention to offer you the opportunity to participate in our TriVascular2 Stock Option Plan (the “SOP”). Pursuant to the SOP, TriVascular2 would grant you an incentive stock option to purchase 275,000 shares of common stock of TriVascular2 at a price to be approved by the Board, estimated at $0.25 per share. This grant would be made in a Stock Option Agreement that would contain the complete terms of the grant, and your execution of the Stock Option Agreement is a condition of the grant.

Normal Vesting Schedule. Your option described in the previous paragraph (the “Offer Letter ISO”) can be exercised only to the extent that it is vested. Initially none of the Offer Letter ISO will be vested, but it will become vested as to 68,750 shares of TriVascular2 common stock on the one-year anniversary of the vesting start date, which is expected to be the date you commence employment with TriVascular2. The Offer Letter ISO will become vested as to the remaining 206,250 shares of TriVascular2 common stock at a rate of 5,729 shares per month for a period of thirty-six months, commencing with the thirteenth calendar month after the vesting start date. Vesting ceases immediately in the event of termination of your employment. Unless and until an initial public offering takes place, stock that is issued to you upon exercise of vested option rights under the Offer Letter ISO will be subject to substantial restrictions on transfer, including a right of first refusal applicable to some transfers and an option to purchase applicable to others, subject to limited exceptions for transfers to family members.

Other Terms and Conditions. This offer is contingent upon your ability to provide appropriate documentation within three (3) days after your start date establishing that you are legally authorized to live and work in the United States. In addition, this offer of

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employment is contingent upon your signing of TriVasculaf2’s standard form of Employee Invention and Confidential Information Agreement and any other documents customarily executed at the time of starting employment, and is further contingent upon TriVascular2’s written acceptance (in its discretion) of the information you disclose in the Employee Invention and Confidential Information Agreement. You should understand that TriVascular2 is hiring you for your skills and abilities and not for any tangible or intangible items or proprietary information obtained by you from any of your former employers. By accepting employment with TriVascular2, you agree that you will not, in the performance of your duties at TriVascular2, utilize any or disclose any trade secrets, confidential, or proprietary information of former employers and that you will neither take with you any tangible items containing any such information, such as drawings or reports, when you leave your current employer, nor bring such items into the workplace at TriVascular2.

This offer letter sets forth the entire agreement between you and TriVascular2 concerning the terms and conditions of your employment, and neither you nor TriVascular2 will be bound by any condition or understanding with respect to your employment other than that expressly provided in this letter. The offer letter supersedes and replaces all previous agreements or understandings regarding the terms of your employment and can only be amended in a writing signed by TriVascular2 and you.

It is my understanding that you would be available for employment with TriVascular2 after standard notification of your current employer. Please indicate your acceptance of this offer by signing and returning one copy of this letter to me on or before Friday, April 4, 2008. This offer will expire on Friday, April 4, 2008.

I look forward to welcoming you to the TriVascular2 team and am confident that the experience with be mutually rewarding and satisfying,

Sincerely,

/s/ Joseph W. Humphrey

Joseph W. Humphrey, Ph.D.
Vice President, Manufacturing Technology
TRIVASCULAR2, INC.

Encl, (TriVascular2 Benefits Package Summary)

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I have read and understand the foregoing letter and accept employment with TriVascular2 as set forth above.

/s/ L J Molinari	4/2/2008
Lou Molinari	Date